Exhibit 99.1

Affinion Group

For Immediate Release	Contact:

	Tom Williams	(203) 956-8836
Chief Financial Officer

	James Hart	(203) 956-8746
Investor Relations

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED

JUNE 30, 2007 - ADJUSTED EBITDA OF $65.4 MILLION, MAKES $25 MILLION DEBT PREPAYMENT, ITS EIGHTH VOLUNTARY PREPAYMENT, AND REFINES ITS 2007 ADJUSTED EBITDA GUIDANCE

NORWALK, Connecticut – August 13, 2007 – Affinion Group, Inc. (“Affinion” or the “Company”), a leading affinity direct marketer of value-added membership, insurance and package enhancement programs and services to consumers, today announced its financial results for the three and six month periods ended June 30, 2007.

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented below is a comparison of the unaudited consolidated results of operations for the three and six month periods ended June 30, 2007 to the unaudited consolidated results of operations for the three and six month periods ended June 30, 2006.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a significant impact on Affinion’s results of operations for the three and six month periods ended June 30, 2007 and 2006. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 and 2006 and declining in future periods. The effect of purchase accounting adjustments in Affinion’s results of operations for the three and six month periods ended June 30, 2007 as compared to the three and six month periods ended June 30, 2006 was to increase net revenues by $59.7 million and $137.5 million, respectively, and to increase Segment EBITDA by $38.5 million and $89.0 million, respectively.

Results for the Three and Six Month Periods Ended June 30, 2007

Net revenues for the three and six month periods ended June 30, 2007 were $333.3 million and $653.8 million, respectively, compared to $264.3 million and $510.2 million, respectively, for the three and six month periods ended June 30, 2006. The increase in net revenues was primarily attributable to an increase of $59.7 million and $137.5 million for the three and six month periods ended June 30, 2007, respectively, as compared to the comparable three and six month periods of the prior year principally due to the decline in the impact of the non-cash reduction in deferred revenue recorded in purchase accounting as part of the Transactions. Net revenues excluding the impact of the Transactions increased $9.3 million and $6.1 million for the three and six month periods ended June 30, 2007, respectively. The increase in revenue was primarily the result of higher revenues in International products and Insurance and package products, partially offset by lower Loyalty products and Membership products revenue. International products revenue increased primarily due to new retail and other retail program introductions, growth in the package business and a favorable currency impact, while Insurance and package products revenue increased primarily due to lower cost of insurance. Loyalty products revenue decreased due to the absence in 2007 of royalty revenue from patent licenses and the impact of contract terminations, while the decrease in Membership products revenue was the result of a change in certain deal structures. Segment EBITDA for the three and six month periods ended June 30, 2007 was $62.9 million and $115.0 million, respectively, compared to $16.5 million and $24.0 million for the three and six month periods ended June 30, 2006, respectively. Segment EBITDA for the three and six month periods ended June 30, 2007 included a positive variance of $38.5 million and $89.0 million, respectively, of non-cash purchase accounting adjustments, primarily due to the decrease in the impact of the deferred revenue reduction. Segment EBITDA excluding the impact of the Transactions increased $7.9 million and $2.0 million for the three and six month periods ended June 30, 2007, respectively, due to the increase in revenues excluding the impact of the Transactions and reduced marketing and commissions and operating costs, partially offset by an increase in general and administrative expenses, primarily due to higher costs associated with a dividend paid to equity holders in the first quarter of 2007 and Sarbanes-Oxley compliance costs and higher other general expenses.

Adjusted EBITDA (as defined by Note (a) of Table 7) for the three month period ended June 30, 2007 was $65.4 million compared to $57.1 million for the three month period ended June 30, 2006.

Selected Liquidity Data

As part of the financing for the Transactions, Affinion (a) issued $270.0 million principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005.

At June 30, 2007, Affinion had $302.2 million outstanding under the senior notes (net of discounts and premiums), $705.0 million outstanding under the term loan facility, $351.1 million outstanding under the senior subordinated notes (net of discount), and $98.5 million available under the revolving credit facility (after giving effect to the issuance of $1.5 million of letters of credit). In addition, at June 30, 2007, Affinion had $30.8 million of unrestricted cash on hand.

Voluntary Debt Prepayment

On August 13, 2007, Affinion made a voluntary prepayment of $25.0 million principal amount under the term loan facility. This was Affinion’s eighth voluntary prepayment. Since October 17, 2005, including this prepayment, Affinion has prepaid $180.0 million, or approximately 20.9%, of the term loan.

Guidance

Affinion refines its full year 2007 adjusted EBITDA guidance to the high end of the range, to $280-$285 million from $275-$285 million.

Call-In Information

Affinion will hold an informational call to discuss the results for the three and six month periods ended June 30, 2007 at 11:00 am. (EDT) on Tuesday, August 14, 2007. The conference call will be broadcast live and can be accessed by dialing 1-800-295-3991 (domestic) or 1-617-614-3924 (international) and entering passcode 15899097. Interested parties should call at least ten (10) minutes prior to the call to register. The company will also provide an on-line Web simulcast of its conference call. The Web simulcast will be available on-line by visiting http://www.affiniongroup.com

A telephonic replay of the call will be available through midnight August 17, 2007 by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering passcode 90964763.

About Affinion

We are a leading global provider of comprehensive marketing services and loyalty programs to many of the largest and most respected companies in the world. We partner with these leading companies to develop customized marketing programs that provide valuable products and services to their end customers using our creative design and product development capabilities. These products and services enable our marketing partners to strengthen their customer relationships, as well as generate significant incremental revenue, generally in the form of commission payments paid by us. We have substantial expertise in deploying various types of media, such as direct mail and the Internet, and bundling unique benefits to offer valuable products and services to the end customers of our marketing partners on a highly targeted basis. We provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with our nearly 35 years of experience, unique proprietary database, proven marketing techniques and strong marketing partner relationships, position us to perform well and grow in a variety of market conditions.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2007 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution affinity partners, industry trends, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, the outcome of numerous legal actions, its substantial leverage, costs of developing its own stand-alone systems and transitioning to an independent company, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2006 and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Affinion North America
Membership Products:
Retail
Average Members(1) (000’s)	8,244	9,272	8,388	9,361
% Monthly Members	37.2%	34.3%	36.8%	33.4%
% Annual Members	62.8%	65.7%	63.2%	66.6%
Annualized Net Revenue Per Average Member(2)	$70.79	$64.73	$69.83	$65.56
Wholesale
Average Members(1)(3) (000’s)	3,597	3,969	3,706	3,937
Portion for service formerly retail (000’s)	2,220	2,046	2,188	1,973
Retail including wholesale formerly retail (000’s)	10,464	11,318	10,576	11,334
Global Membership Products:
Retail
Average Members(1)(4) (000’s)	8,456	9,343	8,590	9,417
Annual Net Revenue Per Average Member(2)	$71.90	$64.85	$70.83	$65.63
Average Retail Members including wholesale formerly retail(4) (000’s)	10,676	11,389	10,778	11,390
Insurance and Package Products:
Insurance
Average Basic Insured(1) (000’s)	25,986	27,829	26,350	28,113
Average Supplemental Insured (000’s)	5,138	5,353	5,174	5,330
Annualized Net Revenue Per Supplemental Insured(2)	$55.43	$48.13	$52.65	$47.22
Package
Average Members(1) (000’s)	6,270	6,943	6,330	7,033
Annualized Net Revenue Per Average Member(2)	$13.58	$13.70	$13.57	$13.65
Affinion International
International Products:
Package
Average Members(1) (000’s)	16,647	16,896	16,467	17,413
Annualized Net Revenue Per Average Package Member(2)	$8.14	$6.95	$7.85	$6.59
Other Retail Membership
Average Members(1) (000’s)	2,345	2,361	2,382	2,335
Annualized Net Revenue Per Average Member(2)	$23.51	$21.46	$22.65	$20.91
New Retail Membership
Average Members(1) (000’s)	212	71	202	56
Annualized Net Revenue Per Average Member(2)	$115.09	$81.10	$112.27	$77.46

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period (i.e. quarter or year-to-date). A member’s or insured’s, as applicable, count is removed in the period in which the member or insured, as applicable, has cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period (i.e. quarter or year-to-date) and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Includes 2,220,000 and 2,046,000 average members for the three months ended June 30, 2007 and 2006, respectively, and 2,188,000 and 1,973,000 average members for the six months ended June 30, 2007 and 2006, respectively, related to wholesale programs historically offered under retail arrangements.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(In millions, except share amounts)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$30.8	$84.3
Restricted cash	31.2	28.8
Receivables (net of allowance for doubtful accounts of $1.6 and $2.4, respectively)	71.6	70.7
Receivables from related parties	16.3	15.5
Profit-sharing receivables from insurance carriers	60.7	59.5
Prepaid commissions	61.5	72.5
Income taxes receivable	—	3.2
Other current assets	39.7	39.4

Total current assets	311.8	373.9
Property and equipment, net	92.8	100.0
Contract rights and list fees, net	71.6	62.0
Goodwill	300.8	300.0
Other intangibles, net	876.1	1,005.5
Other non-current assets	49.7	48.1

Total assets	$1,702.8	$1,889.5

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$50.2	$50.2
Accounts payable and accrued expenses	252.5	279.3
Payables to related parties	4.3	11.9
Deferred revenue	258.5	272.3
Deferred income taxes	10.8	11.5
Income taxes payable	1.2	—

Total current liabilities	577.5	625.2
Long-term debt	1,308.5	1,358.2
Deferred income taxes	9.3	20.2
Deferred revenue	39.4	27.7
Other long-term liabilities	67.0	44.5

Total liabilities	2,001.7	2,075.8

Minority interests	0.3	0.6

Commitments and contingencies
Stockholder’s Equity (Deficit):
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	380.9	380.9
Accumulated deficit	(688.7)	(574.5)
Accumulated other comprehensive income	8.6	6.7

Total stockholder’s equity (deficit)	(299.2)	(186.9)

Total liabilities and stockholder’s equity (deficit)	$1,702.8	$1,889.5

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(In millions)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net revenues	$333.3	$264.3	$653.8	$510.2

Expenses:
Marketing and commissions	153.6	139.5	303.6	273.6
Operating costs	85.6	81.9	171.6	157.2
General and administrative	31.2	26.4	63.6	55.4
Depreciation and amortization	80.3	106.5	159.2	208.2

Total expenses	350.7	354.3	698.0	694.4

Loss from operations	(17.4)	(90.0)	(44.2)	(184.2)
Interest income	1.5	1.7	2.7	2.9
Interest expense	(33.0)	(40.3)	(69.0)	(74.4)

Loss before income taxes and minority interests	(48.9)	(128.6)	(110.5)	(255.7)
Income tax expense	(1.1)	(1.3)	(2.7)	(0.4)
Minority interests, net of tax	—	(0.1)	(0.1)	(0.2)

Net loss	$(50.0)	$(130.0)	$(113.3)	$(256.3)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	For the Six Months Ended
	June 30, 2007	June 30, 2006
Operating Activities
Net loss	$(113.3)	$(256.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	159.2	208.2
Amortization of favorable and unfavorable contracts	(1.5)	—
Amortization of debt discount and financing costs	3.0	12.9
Unrealized gain on interest rate swap	(1.0)	(5.4)
Stock-based compensation	1.3	5.0
Deferred income taxes	(4.1)	(7.3)
Net change in assets and liabilities:
Restricted cash	(2.3)	(1.7)
Receivables	(0.2)	(8.0)
Receivables from related parties	4.3	(3.5)
Profit-sharing receivables from insurance carriers	(1.2)	12.5
Prepaid commissions	11.0	(27.6)
Other current assets	(0.2)	0.3
Contract rights and list fees	(0.8)	(5.7)
Other non-current assets	(3.0)	(8.3)
Accounts payable and accrued expenses	(27.4)	(24.5)
Payables to related parties	(6.2)	1.3
Deferred revenue	(2.9)	134.0
Income taxes receivable and payable	5.1	0.3
Other long-term liabilities	(2.2)	(2.5)
Minority interests and other, net	(0.5)	0.4

Net cash provided by operating activities	17.1	24.1

Investing Activities
Capital expenditures	(11.4)	(11.1)
Acquisition-related payment, net of cash acquired	(0.7)	—
Restricted cash	—	2.1

Net cash used in investing activities	(12.1)	(9.0)

Financing Activities
Principal payments on borrowings	(50.1)	(423.9)
Proceeds from borrowings	—	385.7
Deferred financing costs	—	(10.7)
Receivables from related parties	(8.1)	—
Distribution to minority shareholder of a subsidiary	(0.4)	—

Net cash used in financing activities	(58.6)	(48.9)

Effect of changes in exchange rates on cash and cash equivalents	0.1	2.2

Net decrease in cash and cash equivalents	(53.5)	(31.6)
Cash and cash equivalents, beginning of period	84.3	113.4

Cash and cash equivalents, end of period	$30.8	$81.8

Supplemental Disclosure of Cash Flow Information:
Interest payments	$66.3	$67.5

Income tax payments	$3.3	$4.9

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2007 TO 2006 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three and six month periods ended June 30, 2007 and 2006.

	For the Three Months Ended		Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
	June 30, 2007	June 30, 2006
Net revenues	$333.3	$264.3	$59.7	$9.3

Expenses:
Marketing and commissions	153.6	139.5	15.4	(1.3)
Operating costs	85.6	81.9	8.9	(5.2)
General and administrative	31.2	26.4	(3.1)	7.9
Depreciation and amortization	80.3	106.5	(29.8)	3.6

Total expenses	350.7	354.3	(8.6)	5.0

Loss from operations	(17.4)	(90.0)	68.3	4.3
Interest income	1.5	1.7	—	(0.2)
Interest expense	(33.0)	(40.3)	—	7.3

Loss before income taxes and minority interests	(48.9)	(128.6)	68.3	11.4
Income tax expense	(1.1)	(1.3)	4.3	(4.1)
Minority interests, net of tax	—	(0.1)	—	0.1

Net loss	$(50.0)	$(130.0)	$72.6	$7.4

	For the Six Months Ended		Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
	June 30, 2007	June 30, 2006
Net revenues	$653.8	$510.2	$137.5	$6.1

Expenses:
Marketing and commissions	303.6	273.6	33.1	(3.1)
Operating costs	171.6	157.2	23.1	(8.7)
General and administrative	63.6	55.4	(7.7)	15.9
Depreciation and amortization	159.2	208.2	(54.8)	5.8

Total expenses	698.0	694.4	(6.3)	9.9

Loss from operations	(44.2)	(184.2)	143.8	(3.8)
Interest income	2.7	2.9	—	(0.2)
Interest expense	(69.0)	(74.4)	—	5.4

Loss before income taxes and minority interests	(110.5)	(255.7)	143.8	1.4
Income tax expense	(2.7)	(0.4)	(2.2)	(0.1)
Minority interests, net of tax	(0.1)	(0.2)	—	0.1

Net loss	$(113.3)	$(256.3)	$141.6	$1.4

Purchase accounting adjustments made in the Transactions had a significant impact on the Company’s consolidated results of operations in 2007. These entries, which are non-cash in nature, increased net revenues by $59.7 million and $137.5 million and income from operations by $68.3 million and $143.8 million for the three and six month periods ended June 30, 2007. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting is used to offset future servicing costs for such members, the Company’s operating costs are lower for periods following the Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the three and six month periods ended June 30, 2007 was to increase net revenues by $59.7 million and $137.5 million, respectively, marketing and commissions expense by $15.4 million and $33.1 million, respectively, and operating costs by $8.9 million and $23.1 million, respectively. Additionally, the Company recorded $29.8 million and $54.8 million less depreciation and amortization expense for the three and six months ended June 30, 2007, respectively, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues				Segment EBITDA(1)
	For the Three Months Ended June 30,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Three Months Ended June 30,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2007	2006			2007	2006
Affinion North America
Membership products	$172.0	$117.9	$54.9	$(0.8)	$18.7	$(16.3)	$35.8	$(0.8)
Insurance and package products	96.2	90.9	0.2	5.1	37.1	28.9	0.2	8.0
Loyalty products	13.7	18.0	0.4	(4.7)	3.4	5.8	0.4	(2.8)
Eliminations	(1.2)	(1.7)	—	0.5	—	—	—	—

Total North America	280.7	225.1	55.5	0.1	59.2	18.4	36.4	4.4
Affinion International products	52.6	39.2	4.2	9.2	4.9	(1.0)	2.1	3.8

Total products	333.3	264.3	59.7	9.3	64.1	17.4	38.5	8.2
Corporate	—	—	—	—	(1.2)	(0.9)	—	(0.3)

Total	$333.3	$264.3	$59.7	$9.3	62.9	16.5	38.5	7.9

Depreciation and amortization					(80.3)	(106.5)	29.8	(3.6)

Loss from operations					$(17.4)	$(90.0)	$68.3	$4.3

	Net Revenues				Segment EBITDA(1)
	For the Six Months Ended June 30,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Six Months Ended June 30,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2007	2006			2007	2006
Affinion North America
Membership products	$342.5	$225.9	$126.1	$(9.5)	$38.0	$(36.3)	$82.4	$(8.1)
Insurance and package products	186.6	179.9	0.4	6.3	70.9	52.9	0.4	17.6
Loyalty products	26.2	35.3	0.9	(10.0)	6.3	10.4	0.9	(5.0)
Eliminations	(2.4)	(3.3)	—	0.9	—	—	—	—

Total North America	552.9	437.8	127.4	(12.3)	115.2	27.0	83.7	4.5
Affinion International products	100.9	72.4	10.1	18.4	8.1	(1.1)	5.3	3.9

Total products	653.8	510.2	137.5	6.1	123.3	25.9	89.0	8.4
Corporate	—	—	—	—	(8.3)	(1.9)	—	(6.4)

Total	$653.8	$510.2	$137.5	$6.1	115.0	24.0	89.0	2.0

Depreciation and amortization					(159.2)	(208.2)	54.8	(5.8)

Loss from operations					$(44.2)	$(184.2)	$143.8	$(3.8)

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of consolidated net loss for the twelve month period ended June 30, 2007 and the three and six month periods ended June 30, 2007 and 2006 to Segment EBITDA and Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2007	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2007	2006	2007	2006
Net loss	$(293.4)	$(50.0)	$(130.0)	$(113.3)	$(256.3)
Interest expense, net	137.9	31.5	38.6	66.3	71.5
Income tax expense	6.8	1.1	1.3	2.7	0.4
Minority interests, net of tax	0.2	—	0.1	0.1	0.2
Depreciation and amortization	347.8	80.3	106.5	159.2	208.2

Segment EBITDA(a)	199.3	62.9	16.5	115.0	24.0
Effect of the Transactions, reorganizations and non-recurring revenues and gains(b)	39.7	0.5	38.7	2.1	90.4
Certain legal costs(c)	1.8	0.1	(0.9)	0.2	(0.6)
Net cost savings(d)	3.0	0.6	1.1	1.1	1.1
Goodwill impairment(e)	15.5	—	—	—	—
Other, net(f)	13.3	1.3	1.7	8.4	3.3

Adjusted EBITDA(a)	$272.6	$65.4	$57.1	$126.8	$118.2

Interest coverage ratio(g)	2.03
Consolidated leverage ratio(h)	4.91

(a)

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as Segment EBITDA further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of the adjustments to Segment EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain non-cash items and unusual items. However, Segment EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our Segment EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Segment EBITDA and Adjusted EBITDA as alternatives to operating or net income determined in accordance with U.S. GAAP, as indicators of our operating performance or as alternatives to cash flows from operating activities determined in accordance with U.S. GAAP, or as indicators of cash flows, or as a measure of liquidity.

(b)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the three and six month periods ended June 30, 2007 and 2006, the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(c)	Certain legal costs—represents legal costs for certain litigation matters.

(d)	Net cost savings—represents the elimination of costs associated with severance incurred in 2006 and 2007.

(e)	Goodwill impairment—represents the 2006 goodwill impairment charge related to the goodwill ascribed to the Loyalty products business.

(f)	Other, net—represents: (i) net changes in other reserves in 2006 and 2007, (ii) the elimination of stock-based compensation expense and (iii) consulting fees paid to Apollo in 2006 and 2007.

(g)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The calculation presented is annualized. The interest coverage ratio must be greater than 1.50 to 1.0 at June 30, 2007.

(h)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.75 to 1.0 at June 30, 2007.